                                                                 Exhibit 10.18


                               OBJECT DESIGN, INC.
                                  25 Mall Road
                              Burlington, MA 01803



                                                  May 24, 1995


Kenneth E. Marshall
17 Kress Farm Road
Hingham, MA 02043

Dear Ken:

     This letter will confirm that the Board of Directors has accepted your resignation as President and CEO of Object Design, Inc. effective the date of this letter. The Board has also elected you Chairman of the Board of Directors.

     As we have discussed, you will no longer have day-to-day operating responsibilities within the Company. However, you will devote as much time as may be required through the end of the current quarter (June 30, 1995) to help the Company close business with customers and prospects and otherwise assist the Company during this transition period. During this period, you shall continue to devote your full-time skill and energy diligently, loyally and effectively and to the best of your ability in the performance of your duties hereunder.

     Beginning July 1, 1995 through June 30, 1996, you will act as a consultant for the Company at mutually convenient times. Your responsibilities to ODI will be subordinate to your efforts to find a position with another company. As a consultant, your services will be limited to assisting the Company to obtain business from companies with which you have developed a relationship and other mutually agreeable tasks.

     During the one-year period beginning July 1, 1995 ("Consulting Period"), the Company will pay you at the rate of $8,333.33 per pay period (based on 24 pay periods per year)--the "Salary," payable in accordance with the Company's payroll practices in effect from time to time; provided, however, that if you should obtain employment elsewhere during this one-year period, your Salary will be reduced by any amounts paid to you with respect to such other employment; provided, that any Director's fees earned during the Consulting Period would not reduce your Salary and only 50% of any consulting fees earned by you during the Consulting Period would be deducted from your Salary. The Company may deduct from any amounts otherwise payable to you hereunder any withholding taxes and other amounts required by law to be withheld by the Company.

     You will also be permitted, together with your family, to participate during the Consulting Period in the health and dental

Letter to Mr. Marshall
May 24, 1995
Page 2


plans maintained by the Company for its employees, as such plans may be in effect from time to time; if the Company is unable to continue this coverage during the Consulting Period, it will make appropriate payments under any COBRA coverage so that your payments for health and dental coverage will not increase. You will make any required contributions with respect to these plans to the same extent as any other full-time employee of the Company. Upon termination of the one-year period, you will be offered the opportunity to continue this coverage at your sole expense in a manner consistent with applicable Federal law. The Company will continue to pay for your existing life insurance coverage during the Consulting Period. The Company's obligation to provide insurance under this agreement during the Consulting Period will terminate when you obtain employment that provides such insurance coverage.

     Your incentive stock options ("ISOs") will cease to vest as of June 30, 1995. However, the vesting schedule will be accelerated by one year, so that they will be treated as having vested through June 30, 1996. The number of shares that have vested (through June 30, 1996) under your various stock options is included in the following paragraph.

     The Company will issue you, no later than June 30, 1995, nonqualified stock options in exchange for your ISOs, which you will surrender to the Company. The nonqualified stock options will terminate on June 30, 2000 and will include the options to purchase 295,250 shares at $.10 per share, 15,000 shares at $.20 per share, 23,375 shares at $.25 per share, 21,000 shares at $.75 per share, 25,000 shares at $3.00 per share and 15,000 shares at $6.00 per share, reduced by the number of shares you purchase upon the exercise of ISOs between the date of this letter and June 30, 1995.

     You have agreed that you will exercise options to purchase between 5,000 and 10,000 shares prior to June 30, 1995.

     The Company will reimburse you for up to $5,000 in outplacement services if they are required. Your reasonable attorneys' fees, if any, will also be reimbursed by the Company. At the conclusion of this Agreement, the Company will transfer to you title to the Apple computer, powerbook, two printers and fax machine and related software that you presently have at your home office.

     You acknowledge and confirm your obligations under the Non-Competition, Nondisclosure and Development Agreement between you and the Company dated May 18, 1990, attached hereto as Exhibit A; provided, however, that your non-competition and other obligations under Section 1 thereof ("Non-Competition Obligations") shall terminate on June 30, 1996; provided, however, that the Company may elect to extend your Non-

Letter to Mr. Marshall
May 24, 1995
Page 3


Competition Obligations until June 30, 1997, in which case the Company will issue to you as of June 30, 1996 a fully-vested 5 year nonqualified stock option to purchase the following number of shares of common stock at the following prices: 4,125 shares at $.25 per share, 6,000 shares at $.75 per share, 10,000 shares at $3.00 per share and 10,000 shares at $6.00 per share. The Company will exercise this election no later than June 1, 1996.

     This Agreement and the Non-Competition Agreement attached as Exhibit A constitute the entire Agreement between you and the Company with respect to the subject matter hereof and supersede all prior agreements and understandings, whether written or oral, between us concerning this subject matter.

     This Agreement will enure to the benefit of and be binding upon you and your heirs and legal representatives, and upon the Company and its successors and assigns.

     You and the Company agree to execute and deliver releases to the other at the termination of this Agreement in or substantially in the forms attached hereto as Exhibits B, C and D.

     You and the Company each agree not to make any statements, take any actions, or conduct yourself in any way that adversely affects the reputation or goodwill of the other.

     The Company will reimburse you for any expenses you incur in connection with providing services to the Company in connection with this Agreement subject to the Company's standard reimbursement policies.

     If this letter correctly sets forth our understanding, please sign the enclosed copy and return it to the undersigned, whereupon this will become a binding agreement.

                                   Sincerely,

                                   OBJECT DESIGN, INC.


                                   By: /s/ Gerald B. Bay
                                       ------------------------
                                       Gerald Bay, Director

ACCEPTED:


- ----------------------
Kenneth E. Marshall

                                    Exhibit B
                                    ---------

                                 GENERAL RELEASE
                                 ---------------

     I, Kenneth E. Marshall, for good and valuable consideration the receipt of which is hereby acknowledged, do for myself and my legal representatives, successors, and assigns, hereby remise, release, and forever discharge Object Design, Inc., all of its parents, subsidiaries, and affiliates, and their respective past, present and future officers, directors, employees, and agents (hereinafter collectively referred to as "Object Design") and all of Object Design's heirs, successors, predecessors, and assigns, of and from all manner of actions, causes of actions, debts, obligations, agreements, and claims whatsoever, at law, in equity, or otherwise, known or unknown, which I now have, ever had, or may have against Object Design, including but not limited to any claims arising out of or in any way related to my employment by Object Design, the termination of my employment by Object Design, and/or the exercise of any stock options (other than the exercise of stock options held by me as of the date hereof in accordance with their terms and the terms of the Employment Agreement between me and the Company dated as of May 24, 1995), and including but not limited to claims under Massachusetts General Laws c.151B (unlawful discrimination), Massachusetts General Laws c.93, [Section]102 (equal rights), Massachusetts General Laws c. 12 [Sections]11H and 11I (civil rights), Title
VII of the Civil Rights Act of 1964, the Employee Retirement Income Security Act; the Older Workers Benefit Protection Act, and the Americans with Disabilities Act.

     IN WITNESS WHEREOF, Kenneth E. Marshall, has set his hand and seal as of the 30th day of June, 1995.



Witness:                                          Kenneth E. Marshall:


- -----------------------------                     ---------------------------

                                    Exhibit C
                                    ---------

                                  ADEA RELEASE
                                  ------------

     I, Kenneth E. Marshall, for good and valuable consideration over and above any other money or benefits that would be due to me, the receipt of which is acknowledged, hereby release and waive any and all existing claims arising under the Age Discrimination in Employment Act against Object Design, Inc., all of its parents, subsidiaries, and affiliates, and their respective past, present, and future directors, officers, employees, and agents. I acknowledge that Object Design has advised me to consult with an attorney before signing this release and that Object Design has given me at least 21 days to consider signing this release. I also acknowledge that, in signing this release, I am not relying on any other statements or explanations made by Object Design.


     This release will become effective seven (7) days after it is signed. I understand that I may revoke this release within seven days after it is signed, and it shall not become effective until this seven-day revocation period has expired. If I choose to revoke the release, I understand that I will be required to repay to Object Design all consideration paid to me.


                                                  -------------------------
Witness:                                          Kenneth E. Marshall

- --------------------------                        Dated as of: June 30, 1995

                                    Exhibit D
                                    ---------

                                     RELEASE
                                     -------


     Object Design, Inc., its parents, subsidiaries, affiliates, successors and assigns (ODI), for good and valuable consideration the receipt of which is acknowledged, does hereby remise, release and forever discharge Kenneth E. Marshall ("Marshall") and his heirs, successors, predecessors, and assigns, of and from all known causes of action, debts, obligations, and claims (at law or in equity) arising out of Marshall's employment by Object Design, Inc.; provided, however, that this Release shall not release Marshall from any of his obligations under his Non-Competition, Non-Disclosure and Development Agreement with Object Design, Inc., executed on May 18, 1990 and as modified by the Agreement between Marshall and ODI dated as of May 24, 1995.

     IN WITNESS WHEREOF, Object Design, Inc. has set its hand and seal as of the 30th day of June, 1995.


Witness:                                     Object Design, Inc.


- ----------------------------                 -------------------------------
                                             By:

                                                                     Exhibit A
                                                                     ---------


                         NON-COMPETITION, NON-DISCLOSURE
                           AND DEVELOPMENTS AGREEMENT


     In consideration of my employment, consulting or advisory relationship ("Employment"), as the case may be, with Object Design, Inc., a Delaware corporation with its principal place of business in Burlington, Massachusetts, and in recognition of the fact that as a result of such relationship I will or may have access to confidential information, I agree with the Company (as defined below) as follows:

     1. Agreement Not to Compete with the Company.
        -----------------------------------------

     (a) As long as I am employed or retained by the Company and for a period of one year after the termination of my Employment with the Company by me for any reason, including expiration of the previously agreed upon term of my Employment, or by the Company for Cause (as defined below), I shall not, on my behalf, or/as owner, manager, stockholder, consultant, director, officer or employee of any business entity, participate in the development or provision of goods or services which are competitive with goods or services sold or licensed, or under development, by the Company without the prior written authorization of the Company; provided, however, that I may, without the Company's prior written authorization, own (i) up to one percent (1%) of the issued and outstanding securities of any publicly held corporation or (ii) any securities in any non-public corporation which I owned prior to the date of my Employment. In the event that the Company and I disagree about whether any business entity develops or provides goods or services which are competitive with goods or services sold or licensed, or under development, by the Company, the disagreement shall be resolved either (i) by decision of the Company's Board of Directors at their next regularly scheduled board meeting acting in good faith after giving me a suitable opportunity to present my view in person and/or in writing or (ii) if either I or the Company gives notice to the Board of our objection to the decision of the Board within 30 days after such decision, by arbitration as provided herein. The Company and I agree that goods or services which are competitive with goods or services developed or provided, or under development, by the Company shall not include goods and services used by any person or entity
(i) for such person or entity's non-public, in house use, or (ii) for use as a component in a good or service which is not competitive with goods or services developed or provided, under development, by the Company.

     If after the commencement of my Employment with the Company the Company determines to change its line of business so as to provide goods or services other than those sold or licensed, or under development, by the Company at the commencement of my Employment, then the Company sha11 give me notice of such determination.

     (b) For a period of one year after the termination of my Employment with the Company by me for any reason, including expiration of the previously agreed upon term of my Employment, or by the Company for Cause, I shall not, on my own behalf, or as owner, manager, stockholder, consultant, director, officer or employee of any business entity, take away any of the customers that the Company had enjoyed during my Employment with the Company.

     (c) For a period of one year after the termination of my Employment with the Company by me for any reason, including expiration of the previously agreed upon term of my Employment, or by the Company for Cause, I shall not solicit, induce, attempt to hire, or hire any employee of the Company (or any other person who may have been employed by the Company during the six months prior to the termination of my Employment), or assist in such hiring by any other person or business entity or encourage any such employee to terminate his or her employment with the Company.

     (d) As used herein the term "Cause" shall mean: (i) conviction of a crime, whether a felony or misdemeanor; (ii) deliberate dishonesty with respect to the Company; or (iii) documented failure to materially perform my duties on behalf of the Company.

     (e) I recognize that the Company is developing highly specialized products and services in competition with the other business entities throughout the United States and the world, which products and services are designed to compete in regional, nation-wide and world-wide markets. In light of the competitive nature of the Company's products and services, I agree that the restrictions contained in this Section 1 cannot be limited to any geographic area.

     2. Confidentiality Agreement.
        -------------------------

     (a) I will not at any time, whether during or after the termination of my Employment, reveal to any person or entity any of the Confidential Information of the Company or of any third party which the Company is under an obligation to keep confidential. The term "Confidential Information" as used throughout this Agreement shall mean all trade secrets, proprietary information and other data or information (and any tangible evidence, record or representation thereof), whether prepared, conceived or developed by an employee of the Company (including myself) or received by the Company from an outside source, which is in the possession of the Company (whether or not the property of the Company), which in any way relates to the present or future business of the Company or any customer or supplier of the Company, and which is maintained in confidence by the Company. Without limiting the generality of the foregoing, "Confidential Information" shall mean all trade secrets, know-how, proprietary information and other information or data relating to the present or future business of the Company, including but not limited to:

          (i) any idea, improvement, invention, innovation, development technical data, design, formula, device, pattern, concept, computer program, software, firmware, source code, object code, algorithm, subroutine, object module, schematic, model, diagram, flow chart, chip masking specification, user manual, training or service manual, product specification, plan for a new or revised product, compilation of information, or work in process, and any and all revisions and improvements relating to any of the foregoing (in each case whether or not reduced to tangible form); and

          (ii) the name of any customer, employee, prospective customer or consultant, any sales plan, marketing material, plan or survey, business plan, product or development plan or specification, business proposal, financial record, or business record or other record or information relating to the business of the Company.

     Notwithstanding the foregoing, the term Confidential Information shall not apply to information (i) which the Company has voluntarily disclosed to the public without restriction, (ii) which has otherwise lawfully entered the public domain, (iii) which the Company has permitted me to disclose by its prior written consent, or (iv) which I may disclose at a forum, workshop or round table conference with the prior knowledge of the Company.

     (b) I further represent that my performance of all the terms of this Agreement and as an employee, consultant or advisor of the Company does not and will not breach any agreement to keep in confidence Confidential Information acquired by me prior to my Employment by the Company. I have not entered into, and I agree I will not enter into, any agreement either written or oral in conflict herewith.

     (c) Further, I agree that during my Employment I shall not make, use or permit to be used any notes, memoranda, reports, lists, records, drawings, sketches, specifications, software programs, data, documentation or other materials of any nature relating to any matter within the scope of the business of the Company or concerning any of its dealings or affairs otherwise than for the benefit of the Company. I further agree that I shall not, after the termination of my Employment, use or permit to be used any such notes, memoranda, reports, lists, records, drawings, sketches, specifications, software programs, data, documentation or other materials, it being agreed that all of the foregoing shall be and remain the sole and exclusive property of the Company and that within ten (10) days after the termination of my Employment I shall either (i) deliver all of the foregoing, and all copies thereof, to the Company, at its main office or (ii) destroy all of the foregoing, and all copies thereof, and deliver a sworn notice to the Company certifying to such destruction.

     (d) The Company shall make adequate provision for the safekeeping of any notes, memoranda, reports, lists, records, drawings, sketches, specifications, software programs, data, documentation or other materials of any nature relating to any matter within the scope of the business of the Company or concerning any of its dealings or affairs, as requested by me upon notice to the Company given within 10 days after the termination of my Employment, and the Company shall provide me with a notice setting forth that it has complied with such request.

     3. Developments Agreement.
        ----------------------

     (a) If at any time or times during my Employment, I shall (either alone or with others) make, conceive, discover or reduce to practice any invention, modification, discovery, design, development, improvement, process, software program, work of authorship, documentation, formula, data, technique, know-how, secret or any interest therein (whether or not patentable or registrable under copyright or similar statutes or subject to analogous protection) (herein called "Developments") that relate to the business of the Company or that of any supplier to the Company or any of the goods and services sold, licensed or under development by the Company or result from the use of premises or personal property tangible or intangible owned, leased or contracted for by the Company such Developments and the benefits thereof shall immediately become the sole and absolute property of the Company and its assigns, and I shall promptly disclose to the Company (or any persons designated by it) each such Development and hereby assign any rights I may have or acquire in the Developments and benefits and/or rights resulting therefrom to the Company and its assigns without further compensation and shall communicate, without cost or delay, and without publishing the same, all available information relating thereto (with all necessary plans and models) to the Company.

     (b) Upon disclosure of each Development to the Company, I will, during my Employment and at any time thereafter, at the request and cost of the Company, sign, execute, make and do all such deeds, documents, acts and things as the Company and its duly authorizes agents may reasonably require:

          (i) to apply for, obtain and vest in the name of the Company alone (unless the Company otherwise directs) letters patent, copyrights or other analogous protection in any country throughout the world and when so obtained or vested to renew and restore the same; and

          (ii) to defend any opposition proceedings in respect of such applications and any opposition proceedings or petitions or applications for revocation of such letters patent, copyright or other analogous protection.

     In the event the Company is unable, after reasonable effort, to secure my signature on any letters patent, copyright or other analogous protection relating to a Development, whether because of my physical or menta1 incapacity or for any other reason whatsoever, I hereby irrevocably designate and appoint the Company and its duly authorized officers and agents as my agent and attorney-in-fact, to act for and in my behalf and stead to execute and file any such application or applications and to do all other lawfully permitted acts to further the prosecution and issuance of letters patent, copyright or other analogous protection thereon with the same legal force and effect as if executed by me.

     (c) I understand that the Developments including, but not limited to, those identified in the pages, if any, attached hereto which I can demonstrate to the satisfaction of the Company that I have made or conceived prior to my Employment by the Company are excluded from this Agreement. I understand that it is only necessary to list the title and purpose of such Developments but not details thereof.

     4. Miscellaneous.
        -------------

     (a) I understand that this Agreement does not create an obligation on the Company or any other person or entity to continue my Employment.

     (b} Any waiver by the Company of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach of such provision or any other provision hereof.

     (c) I hereby agree that each provision herein shall be treated as a separate and independent clause, and the unenforceability of any one clause shall in no way impair the unenforceability of any of the other clauses herein. Moreover, if one or more of the provisions contained in this Agreement shall for any reason be held to be excessively broad as to scope, activity or subject so as to be unenforceable at law, such provision or provisions shall be construed by the appropriate judicial body by limiting and reducing it or them, so as to be enforceable to the maximum extent compatible with the applicable law as it shall then appear.


     (d] I recognize that money damages alone would not adequately compensate the Company in the event of breach by me of this Agreement, and I therefore aqree that, in addition to all other remedies available to the Company at law or in equity, the Company shall be entitled to injunctive relief for the enforcement hereof. Failure by the Company to insist upon strict compliance with any of the terms, covenants or conditions hereof shall not be deemed a waiver of such terms, covenants or conditions.

     (e) My obligations under this Agreement shall survive the termination of my Employment regardless of the manner of which termination except that the provisions of Section 1 (a) shall survive in accordance with their terms only if I terminate my Employment with the Company for any reason, including expiration of the previously agreed upon term of my Employment, or if the Company terminates my Employment for Cause.

     (f) The term "Company" shall include Object Design, Inc. and any of its subsidiaries, subdivisions or affiliates. The Company shall have the right to assign this Agreement to its successor and assigns, and all covenant and agreements hereunder shall inure to the benefit of and be enforceable by said successors or assigns.

     (g) This Agreement sha11 be governed by and construed in accordance with the laws of the Commonwealth of Massachusetts.

     (h) This Agreement contains the entire and only agreement between me and the Company respecting the subject matter hereof, and no modification, renewal, extension, waiver or termination of this Agreement or any of the provisions herein contained shall be binding upon me or the Company unless made in writing and signed by an authorized officer of the Company. In the event of any inconsistency between this Agreement and any other contract between me and the Company, the provisions of this Agreement shall prevail.

     (i) Any notices to be given hereunder shall be in writing and shall be delivered by hand, by registered, certified or overnight mail to the appropriate address set forth below or to such other address as specified by notice.

     (J) Any controversy or claim arising out of or relating to this Agreement, or the breach thereof, shall be settled by arbitration in Boston, Massachusetts in accordance with the Commercial Arbitration Rules of the American Arbitration Association, and Judgment upon the award rendered by the arbitrator(s) may be entered in any court having Jurisdiction thereof and shall be final and binding upon the parties hereto. Notwithstanding anything to the contrary contained in this Section 4(j), the Company shall have the right to seek injunctive relief, specific performance or other equitable relief against me in a court of competent jurisdiction. If any party fails to comply with the arbitration provision contained herein, the other parties shall be entitled to costs and attorneys' fees in connection with any action brought to compel arbitration hereunder.

     BY PLACING MY SIGNATURE HEREUNDER, I ACKNOWLEDGE THAT I HAVE READ ALL OF THE PROVISIONS OF THIS AGREEMENT AND THAT I AGREE TO ALL OF ITS TERMS.


                                        /s/ Kenneth E. Marshall
                                        -----------------------------------
                                        Signature

                                        Address:

                                        -----------------------------------

                                        -----------------------------------

Date: 5/18/90                           Accepted:
      ------------------
                                        OBJECT DESIGN, INC.

                                        By: Thomas M. Atwood
                                        -----------------------------------

                                        Address:

                                        Object Design, Inc
                                        -----------------------------------
                                        25 Mall Rd. Burlington, MA 01803
                                        -----------------------------------